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                                                                    EXHIBIT 11.1


                      FIRSTAMERICA AUTOMOTIVE, INC.

                STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

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                                                                       THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                               ------------------------------------ --------------------------------

                                                                 JUNE 30, 1998      JUNE 30, 1997     JUNE 30, 1998    JUNE 30, 1997

                                                               -----------------   ----------------  ---------------   -------------

Net income per income statement                                $          1,084    $          (179)  $         1,819   $       (145)


Less:

       Cumulative redeemable preference dividends                           (70)                                (140)
       Redeemable preferred stock liquidation
            preference accretion                                            (20)                                 (40)
       Cumulative and redeemable preferred stock                            (20)                                 (40)
            discount amortization

                                                               =================  =================  ===============   ============
Net income applicable to common stockholders                   $            974   $           (179)  $         1,599   $       (145)

                                                               =================  =================  ===============   ============

Basic Earnings Per Share:

       Weighted average common shares outstanding                    14,211,067          7,841,092        14,218,400      7,841,092
       Net income per common share, basic                      $           0.07   $          (0.02)  $          0.11   $      (0.02)


Diluted Earnings Per Share:

       Weighted average common shares outstanding                    14,211,067          7,841,092        14,218,400      7,841,092
       Net effect of dilutive stock options                             282,388                  -           254,768              -
       Net effect of warrants                                           227,216                  -           204,992              -
                                                               -----------------  -----------------  ---------------   ------------
       Total                                                         14,720,671          7,841,092        14,678,160      7,841,092
       Net income per common share, diluted                    $           0.07   $          (0.02)  $          0.11   $      (0.02)


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